EXHIBIT 4.1


                                   BNY MELLON
                                ASSET SERVICING
                    2 Hanson Place, Brooklyn, New York 11217

                               December 22, 2015

Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

                        Invesco Unit Trusts, Series 1614

Dear Sirs:

   The Bank of New York Mellon is acting as trustee for the Invesco Unit Trusts, Series 1614 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on December 21, 2015 in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-207392) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.


                                                               Very truly yours,


                                                         By: /s/ JEFFREY M GROSS
                                                         -----------------------
                                                                  Vice President